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                                                                   EXHIBIT 4.6.9

                          AMENDMENT TO RIGHTS AGREEMENT

      AMENDMENT, dated as of January 28, 2000 (this "Amendment"), by and between SIRIUS SATELLITE RADIO INC., a Delaware corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as rights agent (the "Rights Agent").

                                    RECITALS

      WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of October 22, 1997 (as heretofore amended, the "Rights Agreement");

      WHEREAS, the Company proposes to (a) issue and sell 2,290,322 shares of its common stock, par value $.001 per share ("Common Stock"), to DaimlerChrysler Corporation (the "Purchaser") pursuant to a Stock Purchase Agreement, dated as of January 28, 2000 (the "Stock Purchase Agreement"), by and between the Company and the Purchaser and (b) issue to the Purchaser a warrant (the "Warrant") entitling the Purchaser to purchase from the Company, on terms and subject to the conditions specified therein, up to an aggregate of 4,000,000 shares of Common Stock (as such number may be adjusted pursuant to the Warrant);

      WHEREAS, under the terms of the Rights Agreement, unless the Rights Agreement is amended, the Purchaser would become an "Acquiring Person," as defined in Section 1(a) of the Rights Agreement, upon the purchase of the Common Stock pursuant to the Stock Purchase Agreement and/or upon acquisition of the Warrant; and

      WHEREAS, the Board of Directors of the Company deems it desirable and in the best interests of the Company and its stockholders to amend the Rights Agreement to exclude the Purchaser and any of the Purchaser's Affiliates and Associates (each as defined in the Rights Agreement) who would otherwise be deemed Beneficial Owners (as defined in the Rights Agreement) as a result of such transaction from such definition of "Acquiring Person."

      Accordingly, the parties agree as follows:

      1. Amendment of Section 1(a) of the Rights Agreement. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is amended by adding the following clause at the end of such Section 1(a):

      "; provided, further, that DaimlerChrysler Corporation (hereinafter referred to as "DCC"), and any of the Affiliates or Associates of DCC that would otherwise be deemed to be Beneficial Owners of the Company's securities (such Affiliates and Associates, together with DCC, are hereinafter referred to as the "DaimlerChrysler Investors"), shall not be, or be deemed to be, Acquiring Persons solely by reason of (1) the issuance by the Company, and the acquisition or beneficial ownership by the DaimlerChrysler Investors,






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      of a common stock purchase warrant issued on January 28, 2000 or the
      Common Shares issued pursuant thereto and/or (2) the purchase or beneficial ownership by the DaimlerChrysler Investors of up to (but not more than) 2,290,322 Common Shares pursuant to the Stock Purchase Agreement dated as of January 28, 2000 by and between the Company and DCC."

      2. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

                            (Signature page follows)






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      EXECUTED as of the date set forth above.

                              SIRIUS SATELLITE RADIO INC.

                              By: /s/  Patrick L. Donnelly
                                  ----------------------------------------------
                                  Name:  Patrick L. Donnelly
                                  Title: Senior Vice President, General Counsel
                                         and Secretary


                              CONTINENTAL STOCK TRANSFER & TRUST
                              COMPANY

                              By: /s/ William F. Seegraber
                                  ----------------------------------------------
                                  Name:  William F. Seegraber
                                  Title: Vice President